EXHIBIT NO. 5.5

RESCISSION AGREEMENT AND RELEASE

This Rescission Agreement and Release (the "Agreement") is entered into on the 27th day of March, 2007 to be effective as of December 31, 2006, by and between Real Property Technologies, LLC (“RPT LLC”) and RPT Group, Inc. (collectively with RPT LLC the "Company or RPT"), and Shearson Financial Network, Inc. (“SFN”). RPT, and SFN collectively herein as (the “Parties”).

BACKGROUND

WHEREAS, The parties agree that an Agreement of Merger and Exchange was executed as of June 5, 2006 (the "Exchange Agreement") whereby the stock in RPT Group, Inc. was to be exchanged for Exchange Convertible Preferred Stock in SFN (the "Exchange"); and

WHEREAS, both parties agree to release each other from any consideration whatsoever which is due or has been received, for the Exchange Agreement; and

WHEREAS, although SFN delivered a Certificate of Designation of Preferred Stock to RPT, RPT Group, Inc. never acquired the membership interests of RPT LLC and thus never delivered any stock in RPT Group, Inc. to SFN; and

WHEREAS, no cash consideration was ever received by either party and thus both parties desire to rescind; and

WHEREAS, the parties have determined that the Exchange is not beneficial to either party and desire to rescind the Exchange effective as of December 31, 2006 and the parties shall remain in the same position that they were prior to the execution of the Exchange Agreement (the “Termination”).

WHEREAS, the parties hereto desire to set forth their respective rights and obligations with respect to the Termination;

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and INTENDING TO BE LEGALLY BOUND HEREBY, the undersigned parties to this Agreement hereby agree as follows:

1.           TERMINATION BY RPT.  The shareholders of RPT hereby execute their right to rescind and release any claim or right they would have to the SFN Exchange Convertible Preferred Stock as set forth in the Exchange Agreement and shall return to SFN the Certificate of Designation any documents of SFN that they have in their possession.  The Shareholders of RPT hereby release any claim to any benefits under any employment agreement that may have been executed with SFN.

2.           TERMINATION BY SFN.  SFN hereby releases any claim or right that it would have to the stock of RPT as set forth in the Exchange Agreement or to any membership interest in RPT LLC and shall return to RPT any documents it has in its possession regarding RPT or the stock in RPT.

3.   TAX AND FINANCIAL REPORTING.

(a)           The parties agree that RPT shall not be included in the SFN financials, including the SFN 10K for the year ending December 31, 2006 nor for any period in 2007.  Further, when SFN shall file the 10K it shall add a footnote concerning this rescission, effective as of December 31, 2006 and thus restating any prior inclusion of RPT’s results in the SFN filings for 2006.

(b)           Due to this Rescission Agreement, the parties shall file separate tax returns for tax years including 2006 and 2007 and shall not in any way consolidate their numbers or tax filings.

(c)           Each party agrees to be responsible for its tax liability on its income for all of the year 2006 and 2007.

(d)           SFN shall file an 8K within four (4) days of the execution of this Agreement which shall disclose the terms of this Agreement.

4.           TRANSACTIONAL FEES.  The parties agree that SFN has introduced RPT to the Maxim Group for the purpose of a public offering of the RPT shares and to a bridge lender to advance funds to RPT to make the public offering more viable. In the event any public offering of RPT occurs with Maxim or any other underwriter or any bridge loan is taken by RPT with any lender, or in the event the stock or assets of RPT are sold to any third party entity, neither SFN nor any of its principal shareholders shall be entitled to any fee of any kind or form from any such transaction.

5.           NO CONTINUING RELATIONSHIP. Neither SFN nor RPT shall employee a principal of the other as an officer, employee or consultant nor shall either appoint a principal of the other to its board of directors.

6.           ENFORCEABILITY.  If any covenant set forth in this Agreement is deemed invalid or unenforceable for any reason, it is the Parties' intention that such covenants be equitably reformed or modified to the extent necessary (and only to such extent to) render  it valid and enforceable in all respects. In the event that the scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties' intention that the enforcing court shall reduce or modify the time scope to the extent necessary (and only to such extent necessary) to render such covenants reasonable, valid, and enforceable in all respects.

7.           RELEASES. Subject to and conditioned upon the full performance by each of the parties of its obligations under this Agreement:

(a)           In exchange for the benefits received under this Agreement as well as other good and valuable consideration the receipt of which are hereby acknowledged, to which SNF may not otherwise be entitled, SFN hereby agrees not to pursue or further any action, cause of action, right, suit, debt, compensation, expense, liability, contract, controversy, agreement, promise, damage judgment, demand or claim whatsoever at law or in equity whether known or unknown, which SFN ever had, now have or hereafter can, shall or may have for, upon or by any reason of any matter, cause or thing (collectively, "SNF Claims") whatsoever, occurring up to and including the date SFN signs this Agreement, against the Company, its successors, assigns, shareholders, partners, representatives and affiliates and all of their respective  agents, officers and directors (the "Company Parties") and hereby releases, acquits and forever absolutely discharges the Company Parties of and from all of the foregoing, except with respect to the obligations of the Company set forth in this Agreement, such SNF Claims include, but are not limited to, all claims for breach of contract, wrongful discharge, impairment of economic opportunity, intentional infliction of emotional harm, defamation or other torts, or claims under any applicable federal, state or local law and all claims arising from the ownership of the Company stock and the operations of the Company prior to the date hereof.   Notwithstanding anything herein to the contrary, such SNF Claims will under no circumstances include any action, cause of action, right, suit, debt, compensation, expense, liability, contract, controversy, agreement, promise, damage judgment, demand or claim relating to, arising under or arising in connection with any breach by the Company of this Agreement.

(b)           In exchange for the benefits received under this Agreement, as well as other good and valuable consideration the receipt of which are hereby acknowledged, the Company and each Shareholder (collectively the “Releasors”) hereby agree not to pursue or further any action, cause of action, right, suit, debt, compensation, expense, liability, contract, controversy, agreement, promise, damage judgment, demand or claim whatsoever at law or in equity whether known or unknown which the Releasors ever had, now have or hereafter can, shall or may have for, upon or by any reason of any matter, cause or thing, (collectively, "Company Claims") whatsoever occurring up to and including the date RPT signs this Agreement, against SFN, its successors, assigns, directors, employees, shareholders, and representatives (the “SFN Parties”) and hereby releases, acquits and forever absolutely discharges the SFN Parties of and from all of the foregoing, except with respect to the obligations of SFN set forth in this Agreement.  Such Company claims include but are not limited to all claims for breach of contract, wrongful discharge, impairment of economic opportunity, intentional infliction of emotional harm, defamation or other torts, or claims under any applicable federal, state or local law and all claims arising from the ownership of the SFN Stock and the operations of SFN prior to the date hereof. Notwithstanding anything herein to the contrary, such Company Claims will under no circumstances include any action, cause of action, right, suit, debt, compensation, expenses, liability, contract, controversy, agreement, promise, damage judgment, demand or claim relating to, arising under or arising in connection with any breach by SFN of this Agreement.

8           UNKNOWN CLAIMS.  Both SFN and Company understand that the release of claims described in Section 8 above covers claims, which they know about, and those they may not know about the parties acknowledge that they are assuming the risk that the facts may turn out to be different from what they believe them to be and the parties agree that this release shall be in all respects effective and not subject to termination or rescission because of such mistaken belief.

9.           AGREEMENT NOT TO SUE. The parties promise never to file a lawsuit asserting any of the claims that are released in Section 8 and 9 above. If either does so, and the action is found to be barred in whole or part by this Agreement, the party asserting the claim found to be barred by this Agreement agrees to pay the reasonable attorneys' fees and costs, or the portions thereof, incurred by the party released hereby in defending against the Claim(s) which are barred by this Agreement.

10.          FURTHER ACKNOWLEDGMENTS. The parties further acknowledge that (a) by this Agreement, they have consulted with an attorney prior to executing this Agreement, (b) they have had the opportunity to read, review and consider all of the provisions of this Agreement, (c) they understand its provisions and its final and binding effect on them, and (d) they are entering into this Agreement freely, voluntarily, and without duress or coercion.

11.          CONFIDENTIALITY. The parties hereto agree that the terms and conditions of this Agreement are confidential and further agree that they shall not divulge the terms of this Agreement to third parties generally, except as required by applicable law or to enforce this Agreement or to defend against a claim related thereto and except that either party may reveal such terms to its accountants, legal counsel and directors. In addition, SFN agrees not to make any statement to any third party (other than SFN’s accountants and attorneys) regarding the RPT or its affiliates other than as may be required by applicable law or to enforce this Agreement or to defend against a claim related thereto and the RPT agrees not to make any statement to any third party regarding SFN other than as may be required by applicable law or to enforce this Agreement. In the event this covenant of confidentiality is breached, the RPT and SFN will have and may pursue legal remedies for any damage arising from a breach of this provision. Prior to any public disclosure relating to the contents of this Agreement, the RPT shall confer with SFN on the contents of any such disclosure. SFN shall not divulge any RPT information whatsoever.  Notwithstanding the foregoing, the parties shall be under no obligation to reach agreement on the contents of any such public disclosure required by applicable law, rule or regulation, including, but not limited to, any public announcement or disclosure required by federal or state securities laws, rules or regulations.

12.          GOVERNING LAW; JURISDICTION. The Parties acknowledge and agree that because the Company's headquarters is located in New York, this Agreement will be finalized in New York and a substantial portion of this Agreement is to be performed in New York, the substantive laws of the State of New York will govern the enforcement of this Agreement, without regard to its choice of law rules. The parties further agree and consent to the jurisdiction of the federal and state courts in New York over any action to enforce this Agreement.

13.          ENTIRE AGREEMENT, ETC. This Agreement represents the entire understanding between the parties, and there are no agreements or understandings which have not been set forth herein. This Agreement supersedes any prior understanding, agreement, practice or contract, oral or written, between the SFN and the Company. This Agreement may not be modified except by written instrument signed by all parties. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. This Agreement shall be binding upon the parties' heirs, executors, administrators, successors, and assigns.

IN WITNESS WHEREOF, and INTENDING TO BE LEGALLY BOUND HEREBY, the undersigned have executed this Rescission Agreement and Release as of the date first written above.

Shearson Financial Network, Inc.	RPT Group, Inc.

By: /s/ Michael A. Barron	By: /s/ Sam Barretta
Michael A. Barron	Sam Barretta